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                                                                    EXHIBIT 11.1

                           FAMILY BARGAIN CORPORATION
          COMPUTATION OF NET LOSS PER COMMON SHARE (BASIC AND DILUTED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                         FISCAL YEAR
                                                                            ENDED        FEBRUARY 1,  JANUARY 27,
                                                                       JANUARY 31, 1998     1997         1996
                                                                       ----------------  -----------  -----------
The computation of net (loss) available & adjusted shares outstanding follows:
  Income (loss) from continuing operations...........................    $       (129)    $ (36,564)   $   1,478
  Discontinued operations Loss on disposal, net of income tax
    benefit..........................................................    $    --          $    (826)   $    (500)
  Net income (loss)..................................................    $       (129)    $ (37,390)   $     978
  Less: Preferred stock dividends....................................    $     (6,117)    $  (3,509)   $  (3,040)
  Net (loss) used for basic and diluted computation..................    $     (6,246)    $ (40,899)   $  (2,062)
                                                                       ----------------  -----------  -----------
  Weighted average number of common shares outstanding...............       4,901,268     4,507,340    4,006,420
Add:
  Assumed exercise of those options that are common stock
    equivalents......................................................         --             --           --
  Assumed exercise of convertible preferred stock....................         --             --           --
Adjusted shares outstanding, used for basic & diluted computation....       4,901,268     4,507,340    4,006,420
                                                                       ----------------  -----------  -----------
Loss from continuing operations......................................    $      (1.27)    $   (8.89)   $   (0.39)
Net loss applicable to common stock per..............................    $      (1.27)    $   (9.07)   $   (0.51)
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